Exhibit 5.1

July 23, 2014

Diligent Board Member Services, Inc.

1385 Broadway, 19th Floor

New York, NY 10018

Re: Form S-8 Registration Statement of Diligent Board Member Services, Inc.

We have acted as counsel to Diligent Board Member Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 9,391,152 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to awards under the Diligent Board Member Services Inc. 2007 Stock Option and Incentive Plan (the “2007 Plan”), the Diligent Board Member Services Inc. 2010 Stock Option and Incentive Plan (the “2010 Plan”) and the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”).

In connection with rendering this opinion, we have examined: (i) the 2007 Plan; (ii) the 2010 Plan; (iii) the 2013 Plan; (iv) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”); (v) the Amended and Restated Bylaws of the Company (the “Bylaws”); and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon the grant or exercise of awards in accordance with the terms of the 2007 Plan, 2010 Plan and 2013 Plan, as applicable, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP